Exhibit 99.2

SUPPLEMENTAL AGREEMENT
REGARDING
EQUITY INTERESTS TRANSFER AGREEMENT

This Supplemental Agreement was entered into by the parties below on August 25, 2011, in Hangzhou, People’s Republic of China:

Transferor(s): WU Shisong, LIU Shan

Transferee: Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd.

RECITALS

On April 15, 2011, Transferors and Transferee entered into an Equity Interests Transfer Agreement.  According to such agreement, Transferor WU Shisong shall transfer the 51% equity interests in Zhejiang Jiuxin Medicine Co., Ltd. held by him to Transferee, and Transferor LIU Shan shall transfer the 49% equity interests in Zhejiang Jiuxin Medicine Co., Ltd. to Transferee.  According to such agreement, the total consideration for equity interests to be transferred shall be 50 million Renminbi.  On the execution date of such agreement, Transferors and Transferee jointly applied to the Zhejiang Province Administration of Industry and Commerce to register the transfer of equity interests, including the registration of the Equity Interests Transfer Agreement.  On the same date, the Zhejiang Province Administration of Industry and Commerce approved such registration and issued a new enterprise operating license to Zhejiang Jiuxin Medicine Co., Ltd.  Prior to the execution of this Supplemental Agreement, Transferee also prepaid a portion of the foregoing consideration.

Now, pursuant to amicable negotiations, the parties enter into this Supplemental Agreement in order to supplement and amend the Equity Interests Agreement:

1.	The total consideration for all of the equity interests of Zhejiang Jiuxin Medicine Co., Ltd. shall be changed to 30 million Renminbi.

2.
Payment of the foregoing consideration shall be payable in cash and in Renminbi.  In the event of any conflict between this provision and any of the parties’ prior agreement regarding method of payment, this provision shall prevail.

3.
The consideration for WU Shisong’s 51% equity interests and LIU Shan’s 49% equity interests in Zhejiang Jiuxin Medicine Co., Ltd. shall be 15.3 million Renminbi and 14.7 million Renminbi, respectively.  As of the date of this Supplemental Agreement, Transferee has paid 16.728 million Renminbi to WU Shisong, and 16.072 million Renminbi to LIU Shan, the receipt of which Transferees hereby acknowledge and agree.  Transferors agree that they shall refund Transferee the amounts paid by Transferee in excess of the agreed consideration on or before November 15, 2011, or 1.428 million Renminbi from WU Shisong and 1.372 million Renminbi from LIU Shan.

4.
Money provided to Zhejiang Jiuxin Medicine Co., Ltd. by Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. prior to the date of this Supplemental Agreement shall be used for the working capital of Zhejiang Jiuxin Medicine Co., Ltd.

5.
Transferors shall continue to assist and cooperate with Transferee in the management of Zhejiang Jiuxin Medicine Co., Ltd., including but not limited to its operations, finance, human resources, and safety.  WU Shisong and LIU Shan shall be appointed as vice general manager of administration and vice general manager of quality control of Zhejiang Jiuxin Medicine Co., Ltd., respectively, for a period of three years from the date of this Supplemental Agreement for annual compensation of 60 thousand Renminbi each.  QI Li shall be appointed as general manager of Zhejiang Jiuxin Medicine Co., Ltd.  All employees of for Zhejiang Jiuxin Medicine Co., Ltd. shall remain in their current stations, subject to the completion of an evaluation within six months from the date of this Supplemental Agreement, to determine the number of personnel required.

6.	This Supplemental Agreement supplements the Equity Interests Transfer Agreement, and shall replace all prior oral and written agreements of the parties.

7.	This agreement is executed in five originals, and shall take effect upon execution by Transferors and Transferee.

Transferors:

/s/ WU Shisong	/s/ LIU Shan
WU Shisong	LIU Shan

Transferee:  Hangzhou Jiuzhou Grand Pharmacy Chain Co., Ltd. [SEAL]

Legal Representative’s Signature:	/s/ LIU Lei
Name: LIU Lei
Title: Executive Director